Exhibit 99.1

SIEBERT FINANCIAL CORP. EXECUTES LETTER OF INTENT WITH STOCKCROSS FINANCIAL SERVICES

New York, NY—May 8, 2017—Siebert Financial Corp. (NASDAQ: SIEB) today announced the execution of a non-binding letter of intent with its affiliate, StockCross Financial Services, Inc., to acquire approximately $4 billion in customer assets of its retail securities business and the transfer of its seasoned, experienced nationwide sales force. Upon completion of the transaction, Siebert Financial will increase its total customer assets to over $11 billion with 11 retail branches nationwide.

Gloria E. Gebbia, majority shareholder and board member of Siebert Financial said, “The addition of these financial and other assets from StockCross demonstrate our commitment to growth and allow our firm to continue its revamping for the realization of certain economies of scale, with the aim of increasing revenue, reducing costs and being profitable.”

Siebert Financial’s principal activity is providing online and traditional discount brokerage and related services to retail investors through Muriel Siebert & Co., Inc., its broker-dealer, and as a registered investment advisor through its Siebert Investment Advisors business unit.

Gloria Gebbia added, “The addition of these key assets will broaden our efforts at Siebert Financial to serve our client financial needs nationally, while engaging our relationships more deeply to help both new and existing clients meet their wealth management objectives.”

Gloria Gebbia and her family are the majority owners of StockCross, a broker-dealer member of FINRA with offices across the United States.

Under the terms of the LOI, the transaction is subject to satisfying regulatory requirements as a closing condition.

Under the proposed arrangement, Siebert Financial will exchange a number of its common shares as determined by an outside party, Manorhaven Capital, LLC, according to a fairness opinion. The shares to be issued for the purchase will be dilutive to all shareholders, including the current majority shareholders, who own 92% of Siebert Financial stock.

The transaction, which is slated to close in the second half of 2017, is subject to regulatory approval.

The StockCross sales force includes approximately 40 registered representatives and support staff located in branch offices in Beverly Hills, CA; Calabasas, CA; Seal Beach, CA; Philadelphia, PA; Dallas, TX and Houston, TX.

The Gebbia family has been successfully involved with financial services companies since the early 1970’s and during such time they built a broker-dealer into a national brand, which they sold to Toronto Dominion Bank in 1997. Gloria Gebbia is also the President of the Associates for Breast and Prostate Cancer Studies which raises funds for the John Wayne Cancer Institute. Through Gloria Gebbia’s leadership since 1998 over $15 million has been raised for cancer research studies.

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About Siebert Financial Corp.

Siebert Financial is a holding company that conducts its retail discount brokerage business through its wholly-owned subsidiary, Muriel Siebert & Co., Inc. The firm became a member of the NYSE in 1967, when Ms. Siebert became the first woman to own a seat on the Exchange. In addition, in 2014 the Company began business as a registered investment advisor through a wholly-owned subsidiary, Siebert Investment Advisors, Inc. Siebert Financial is based in New York City with additional retail branches in Boca Raton, FL and Jersey City, NJ. www.siebertnet.com

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Cautionary note regarding forward-looking statements

Statements in this press release that are not statements of historical or current fact constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and known and unknown factors that could cause the actual results of the Siebert Financial Corp. (the “Company”) to be materially different from historical results or from any future results expressed or implied by such forward looking statements, including without limitation: changes in general economic and market conditions; changes and prospects for changes in interest rates; fluctuations in volume and prices of securities; changes in demand for brokerage services; competition within and without the brokerage business, including the offer of broader services; competition from electronic discount brokerage firms offering greater discounts on commissions than the Company; the prevalence of a flat fee environment; limited trading opportunities; the method of placing trades by the Company’s customers; computer and telephone system failures; the level of spending by the Company on advertising and promotion; trading errors and the possibility of losses from customer non-payment of amounts due; other increases in expenses and changes in net capital or other regulatory requirements. As a result of these and other factors, the Company may experience material fluctuations in its operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). Accordingly, investors are cautioned not to place undue reliance on any such “forward-looking statements.” The Company undertakes no obligation to update the information contained herein or to publicly announce the result of any revisions to such “forward-looking statements” to reflect future events or developments. An investment in the Company involves various risks, including those mentioned above and those, which are detailed from time to time in the Company’s SEC filings, copies of which may be obtained from the Company or through the SEC’s website.

Notice to Investors

This communication is provided for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any securities in the United States or elsewhere.

FOR:	SIEBERT FINANCIAL CORP.
120 Wall Street 25th Floor
New York, NY 10005

Investors Please Contact:
Siebert Financial Corp.
Office of the Administrator
Tel: 212-644-2435

Media Please Contact:
Laura Hynes-Keller
LHK Communications LLC
1500 Broadway, Ste. 505, New York, NY 10036
Tel: 212-758-8602 E: laurahk@lhkcommunications.com